UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2022

GREENBOX POS

(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108 (Address of principal executive offices) (zip code)

(619) 631-8261 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GBOX	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Material Compensatory Plan, Contract or Arrangement

On August 17, 2022, the Board of Directors (the “Board”) of GreenBox POS (the “Company”) approved the following material compensatory plan, contract or arrangement (in accordance with the recommendation of the Board’s Compensation Committee): (i) salary increases for three of the Company’s executive officers, the equivalent of which for the remainder of calendar year 2022 was paid in a one-time stock grant of 53,149 shares of the Company’s common stock to each of Mr. Fredi Nisan (the Company’s Chief Executive Officer) and Mr. Ben Errez (the Company’s Executive Vice President and Chairman) and was paid in a one-time stock grant of 7,381 shares of the Company’s common stock to Mr. Min Wei (the Company’s Chief Operating Officer), all pursuant to a shareholder approved equity compensation plan; (ii) a bonus compensation plan applicable to all of the Company’s employees (except those who are receiving sales commission compensation) which includes the Company’s four executive officers – the Chief Executive Officer, the Chief Financial Officer (Mr. J. Drew Byelick), the Executive Vice President and Chairman, and the Chief Operating Officer (collectively, the “Executive Officers”); and (iii) one-time stock grants of up to 100,000 shares of the Company’s common stock based on performance to each of Messrs. Nisan and Errez pursuant to a shareholder approved equity compensation plan. These stock grants will be issued in the first quarter of 2023.

Salary Increases for Three Executive Officers

Messrs. Nisan and Errez each had their salary increased to $380,000. Mr. Wei had his salary increased to $300,000.

Bonus Compensation Plan

All of the Company’s employees (except those who are receiving sales commission compensation) are eligible for target bonuses to be paid following the end of 2022 in the form of equity issued pursuant to a shareholder approved equity compensation plan. The Company has four employment position levels (C-Suite, Vice Presidents, Managers, and Employees) and the bonus percentages in comparison to each employee’s annual salary are determined by each employee’s position level. Ninety percent (90%) of the bonus calculation is based on the Company’s adjusted pro forma EBITDA and ten percent (10%) of the bonus calculation is based on each employee’s departmental performance. Actual bonus amounts earned will be scaled up or down while comparing actual performance against the approved performance targets with predetermined minimum and maximum payouts. In addition, the plan allows an adjustment up to ten percent (10%) for extraordinary performance review results as approved by the executive leadership.

Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is a measure computed for a company that takes its earnings and adds back interest expenses, taxes, and depreciation and amortization expenses, plus other unrealized gains or losses, one-time gains or losses, and share-based compensation to the metric.

The Executive Officers will not be paid a bonus if the adjusted pro forma EBITDA for 2022 misses the minimum threshold. The Executive Officers will be paid a bonus of 40% (Messrs. Wei and Byelick) or 60% (Messrs. Nisan and Errez) of their annual salary amount if the adjusted pro forma EBITDA amount for 2022 is at the target level. The Executive Officers will be paid a bonus of 80% (Messrs. Wei and Byelick) or 120% (Messrs. Nisan and Errez) of their annual salary amount if the adjusted pro forma EBITDA amount for 2022 is at the ceiling level. The Compensation Committee independently reviewed and established the adjusted pro forma EBITDA minimum threshold, target level, and ceiling level. Based on the Company’s historical performance, current business growth trajectory, and the amount the Company is spending on its operations, the Compensation Committee believes these thresholds will be challenging for the Company to meet.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENBOX POS

Date: September 13, 2022	By:	/s/ Min Wei
Min Wei
Chief Operating Officer